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AMENDMENT NO. 1 TO AMENDED
AND RESTATED CREDIT AGREEMENT

    This Amendment No. 1 to Amended and Restated Credit Agreement (this "Amendment") is entered into with reference to the Amended and Restated Credit Agreement dated as of August 1, 2000 (the "Credit Agreement") among Wild Oats Markets, Inc. ("Borrower"), the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Credit Agreement. Section references herein relate to the Credit Agreement unless otherwise stated.

    Borrower, the Administrative Agent and each of the Lenders agree as follows:

    1.  Section 1.1—Definitions.

      (a) Revised Defined Terms. The definitions of "Amortization Date," "Applicable Alternate Base Rate Margin," "Applicable Eurodollar Rate Margin," "Change in Management," "EBITDA," "EBITDAR," "Eurodollar Period," "Fixed Charge Coverage Ratio," "Funded Debt Ratio," "Investment," "Line A Commitment," "Loan Documents," "Obligations" and "Subsidiary Guarantors" in Section 1.1 are amended and restated to read in full as follows:

        "Amortization Date" means, with respect to the Line B Commitment, March 31, 2002 and each Quarterly Payment Date thereafter through the Line B Maturity Date.

        "Applicable Alternate Base Rate Margin" means, as of any date of determination, the interest rate margin set forth below (expressed in basis points per annum) opposite the period during which such date of determination occurs:

Period	Margin
Restructure Date through and including December 31, 2001	225
January 1, 2002 through and including June 30, 2002	275
July 1, 2002 through and including December 31, 2002	325
January 1, 2003 and thereafter	375

        "Applicable Eurodollar Rate Margin" means, as of any date of determination, the interest rate margin set forth below (expressed in basis points per annum) opposite the period during which such date of determination occurs:

Period	Margin
Restructure Date through and including December 31, 2001	375
January 1, 2002 through and including June 30, 2002	425
July 1, 2002 through and including December 31, 2002	475
January 1, 2003 and thereafter	525

        "Change in Management" means the cessation for any reason of Perry Odak to hold the office of Chief Executive Officer (or, if there then is no such office or occupant of such office, the office of President) of Borrower and the failure of Borrower to appoint a successor acceptable to the Requisite Lenders within the ninety (90) day period following such cessation. If Mr. Odak ceases to hold the office set forth in the preceding sentence, Borrower shall notify the Administrative Agent of the proposed successor as soon as practicable and the Administrative Agent shall (after consultation with the Lenders) promptly (and in any event within ten (10) Banking Days) notify Borrower whether such proposed successor is or is not acceptable to the Requisite Lenders. A determination by the Requisite Lenders that a proposed successor is not acceptable shall be made solely on grounds that are reasonable from the standpoint of a lender to Borrower. If the Administrative Agent has not notified Borrower within ten (10) Banking Days whether a proposed successor is or is not acceptable, then the ninety (90) day period within which the successor must be appointed shall be extended until the date that is five (5) Banking Days after the Administrative Agent so notifies Borrower.

        "EBITDA" means, with respect to any fiscal period, the sum of (a) Net Income for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of Borrower and its Subsidiaries for that period, plus (e) the aggregate amount of provisions for federal, state, local and foreign taxes on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), minus (f) the aggregate amount of tax benefits included in the calculation of Net Income for that period, plus (g) depreciation, amortization and all other non-cash expenses (including any write-down in, or reserve against, the book value of assets) of Borrower and its Subsidiaries for that period, minus (h) the aggregate amount deducted during such fiscal period from Borrower's Restructuring Charge Reserve as a result of one or more cash payments made by Borrower and its Subsidiaries (net of any cash received by Borrower and its Subsidiaries with respect to or otherwise relating to any such payment made by Borrower and/or any of its Subsidiaries), in each case as determined in accordance with GAAP, consistently applied, and, in the case of items (d), (e), and (g), only to the extent deducted in the determination of Net Income for that period.

        "EBITDAR" means, with respect to any fiscal period, EBITDA for that fiscal period plus Rental Expense of Borrower and its Subsidiaries for that fiscal period.

        "Eurodollar Period" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending 1 month (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

          (a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

          (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the immediately succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the immediately preceding Eurodollar Banking Day;

          (c) Borrower may not specify a Eurodollar Period with respect to a Line B Loan that extends beyond the next Amortization Date applicable thereto unless the aggregate principal amount of the Eurodollar Loans that are Line B Loans having a Eurodollar Period ending after such Amortization Date does not exceed the outstanding amount of Line B Loans (after giving effect to the Line B Commitment Amortization Amount to be paid on such Amortization Date);

          (d) No Eurodollar Period with respect to a Line A Loan shall extend beyond the Line A Maturity Date; and

          (e) No Eurodollar Period with respect to a Line B Loan shall extend beyond the Line B Maturity Date.

        "Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) Annualized EBITDAR as of that date to (b) Annualized Fixed Charges as of that date; provided that if Borrower or any of its Subsidiaries has made an Acquisition during the Rolling Period ended on that date, such ratio shall be calculated as if the Acquisition had been made on the first day of such Rolling Period, taking into account the results of operations and fixed charge obligations of the Acquired Company that was the subject of the Acquisition for purposes of calculating Annualized EBITDAR and Annualized Fixed Charges adjusted, however, to exclude as an expense in the calculation of Annualized EBITDAR any expense item that has been eliminated as a result of the Acquisition and not replaced by Borrower and/or its Subsidiaries (excluding expense reductions attributed to or contemplated by general increases in efficiency, scale of operations, discounts or more favorable inventory and merchandising purchasing terms, etc.).

        "Funded Debt Ratio" means, as of the last day of each Fiscal Quarter, the ratio of (a) the sum of (i) all Indebtedness of Borrower and its Subsidiaries on that date plus (ii) the Aggregate Effective Amount of all Standby Letters of Credit outstanding on that date to (b) Annualized EBITDA as of that date; provided that if Borrower or any of its Subsidiaries has made an Acquisition during the Rolling Period ended on that date, such ratio shall be calculated as if the Acquisition had been made on the first day of such Rolling Period, taking into account the results of operations of the Acquired Company that was the subject of the Acquisition for purposes of calculating Indebtedness and Annualized EBITDA adjusted, however, to exclude as an expense in the calculation of Annualized EBITDA any expense item that has been eliminated as a result of the Acquisition and not replaced by Borrower and/or its Subsidiaries (excluding expense reductions attributed to or contemplated by general increases in efficiency, scale of operations, discounts or more favorable inventory and merchandising purchasing terms, etc.).

        "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt (excluding, in the case of Borrower and its Subsidiaries, trade and other advances made in the ordinary course of business in accordance with Borrower's standard trade terms (such standard trade terms being described on Annex 1 to the First Amendment)), capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment. Notwithstanding the foregoing, Borrower's receipt of a promissory note or other written evidence of indebtedness from a Person in connection with such Person's purchase of equity securities from Borrower shall not be deemed to be an Investment by Borrower in such Person.

        "Line A Commitment" means, subject to Sections 2.5 and 2.6, $86,176,470.59. The respective Pro Rata Shares of the Lenders with respect to the Line A Commitment are set forth in Schedule 1.1.

        "Loan Documents" means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Collateral Documents, any Approved Interest Rate Protection Agreement, any Subordination Agreement, any Landlord Consent and any other agreement of any type or nature hereafter executed and delivered by (a) Borrower or any Subsidiary of Borrower, (b) any subordinated creditor or (c) and landlord, in each case, to or in favor of the Administrative Agent or to or in favor of any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

        "Obligations" means all present and future obligations of every kind or nature of Borrower and its Subsidiaries at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them, under any one or more of the Loan

    Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any of its Subsidiaries.

        "Subsidiary Guarantor" means each Subsidiary of Borrower other than Exempt Subsidiaries.

      (b) New Defined Terms. Section 1.1 is amended by adding the following definitions in the appropriate alphabetical location:

        "Annualized EBITDA" means, as of the last day of:

        (a) the Fiscal Quarter ending September 29, 2001, EBITDA for the three Fiscal Quarter period ending on such date multiplied by 4/3; and

        (b) the Fiscal Quarter ending December 29, 2001 and each Fiscal Quarter thereafter, EBITDA for the Rolling Period ending on such date.

        "Annualized EBITDAR" means, as of the last day of:

        (a) the Fiscal Quarter ending September 29, 2001, EBITDAR for the three Fiscal Quarter period ending on such date multiplied by 4/3; and

        (b) the Fiscal Quarter ended December 29, 2001 and each Fiscal Quarter thereafter, EBITDAR for the Rolling Period ending on such date.

        "Annualized Fixed Charges" means, as of the last day of:

        (a) the Fiscal Quarter ending September 29, 2001, Fixed Charges for the three Fiscal Quarter period ending on such date multiplied by 4/3; and

        (b) the Fiscal Quarter ending December 29, 2001 and each Fiscal Quarter thereafter, Fixed Charges for the Rolling Period ending on such date.

        "Capital Expenditure" means (a) any expenditure by Borrower or any of its Subsidiaries for fixed or capital assets which, in accordance with GAAP, would be classified as a capital expenditure in the financial statements of Borrower and its Subsidiaries including any amount that is required to be treated as an asset subject to a Capital Lease Obligation and whether such expenditure relates to the maintenance, relocation, remodel or new construction of any Store or otherwise, and (b) to the extent not covered by clause (a), with respect to any Acquisition, the aggregate amount of consideration paid by Borrower and/or its Subsidiaries in connection therewith, including (but without duplication):

          (i)  the aggregate amount of Cash paid, the aggregate liabilities incurred and payable to the seller and/or its Affiliates, and the aggregate fair market value of noncash Property delivered by Borrower and/or its Subsidiaries in connection with such Acquisition; and

          (ii) the aggregate amount of Indebtedness and other liabilities of any Acquired Company (or of the seller(s) thereof) that is either assumed by Borrower and/or its Subsidiaries in connection with, or is retained by an Acquired Company where the ownership interest in such Acquired Company is acquired in whole or in part (to the extent acquired by Borrower or any Subsidiary) by Borrower or any Subsidiary following, such Acquisition;

    but in any event excluding (A) equity securities issued by Borrower in connection with such Acquisition and (B) Permitted Subordinated Indebtedness issued or otherwise incurred by Borrower and/or any of its Subsidiaries in connection with such Acquisition.

        "Collateral" means all of the collateral covered by the Collateral Documents.

        "Collateral Documents" means, collectively, the Security Agreement, each Control Account Agreement, each Leasehold Mortgage, the Pledge Agreement and any other security agreement, pledge agreement, deed of trust, mortgage, notice to or acknowledgment of a registrar or depositary institution, control agreement or other collateral security agreement executed and delivered by Borrower or any of its Subsidiaries (and executed by any third party whose signature is necessary) to secure the Obligations.

        "Control Account Agreement" shall have the meaning specified for such term in the Security Agreement.

        "Equity Achievement" means the raising by Borrower of new equity that results in Borrower receiving not less than $30,000,000 in Net Cash Issuance Proceeds.

        "Excluded Collateral" means the following: (a) the leasehold interests of Borrower or any Subsidiary of Borrower which, pursuant to Section 5.14, are not required to be encumbered, (b) Store Deposit Accounts so long as Borrower or any applicable Subsidiary has used reasonable commercial efforts to ensure that all collected funds deposited in such Store Deposit Accounts in excess of the sum of (i) $500,000 plus (ii) $5,000 for each Store in excess of 109 Stores shall be electronically transferred on a daily basis to a concentration or other account upon which the Administrative Agent has a first priority perfected Lien subject only to Liens permitted by Section 6.8 and any Liens contained in the Control Account Agreement (if any) pertaining to such concentration account, and (c) the proceeds received by Borrower with respect to any issuance by Borrower of equity securities and any account where such proceeds may at any time be maintained and not commingled with other funds of Borrower.

        "Exempt Subsidiary" means (a) a Tax Preferred Subsidiary or (b) an Inactive Subsidiary.

        "First Amendment" means that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of October 17, 2001 between Borrower and the Administrative Agent.

        "Fiscal Month" means any month of any Fiscal Quarter consistent with GAAP.

        "Fixed Charges" means, with respect to any fiscal period, the sum of (a) Interest Expense of Borrower and its Subsidiaries for such fiscal period plus (b) Rental Expense of Borrower and its Subsidiaries for such fiscal period plus (c) scheduled principal payments (or principal components, in the case of Capital Lease Obligations) paid or payable on Indebtedness of Borrower and its Subsidiaries during that fiscal period.

        "Foreign Subsidiary" means a Subsidiary of Borrower organized under the Laws of a country other than the United States of America or under the Laws of a territory (but not a State) of the United States of America (including Puerto Rico, Guam and the U.S. Virgin Islands).

        "Gilliland/Cook Creditors" means, collectively, Michael C. Gilliland, Elizabeth C. Cook and any successor holder of all or any part of the Gilliland/Cook Indebtedness.

        "Gilliland/Cook Indebtedness" means the Indebtedness owing by Borrower to the Gilliland/Cook Creditors pursuant to the terms of the Gilliland/Cook Loan Documents.

        "Gilliland/Cook Loan Documents" means that certain promissory note dated as of January 5, 2001 executed by Borrower to the order of the Gilliland/Cook Creditors together with all schedules, exhibits, amendments and modifications thereto, any and all material agreements, instruments and other documents relating to such promissory note.

        "Landlord Consent" shall have the meaning specified for such term in Section 5.14.

        "Leasehold Mortgage" means a leasehold mortgage or deed of trust, as applicable, substantially in the form of Exhibit K or otherwise in form reasonably acceptable to the Administrative Agent, covering the leasehold interest of Borrower or one of its Subsidiaries (other than Exempt Subsidiaries) in real Property, either as originally executed or as it may from time to time be supplemented, modified, amended, restated, extended or supplanted.

        "Net Cash Issuance Proceeds" means, with respect to the issuance of any equity security by Borrower or any of its Subsidiaries, the Cash proceeds received by or for the account of Borrower or such Subsidiaries in consideration of such issuance net of (a) underwriting discounts and commissions actually paid to any Person not an Affiliate of Borrower and (b) professional fees and disbursements actually paid in connection therewith.

        "Net Sales" means, with respect to Borrower and its Subsidiaries and for any period of determination, the gross sales of Borrower and its Subsidiaries for such period less actual coupon and employee and other discounts for such period.

        "New Lease" means a lease or similar agreement entered into by Borrower and/or any of its Subsidiaries with respect to a New Store or contemplated New Store. Any lease or similar agreement for a location at which Borrower or any of its Subsidiaries operated a Store immediately prior to the execution of such lease or similar agreement shall not constitute a New Lease.

        "New Store" means any Store that becomes part of the operations of Borrower and its Subsidiaries subsequent to the Restructure Date, whether such Store becomes part of such operations as a result of an Acquisition, direct purchase, construction and buildout, relocation, or otherwise.

        "New Store Capital Expenditure" means any Capital Expenditure made by Borrower or any of its Subsidiaries in connection with the acquisition (whether by purchase or otherwise), development, construction and/or relocation of any New Store; provided, however, that Capital Expenditures made in connection with the maintenance, revitalization, remodeling or renovation of any Store, shall not constitute a "New Store Capital Expenditure."

        "Non-New Store Capital Expenditure" means any Capital Expenditure made by Borrower or any of its Subsidiaries other than New Store Capital Expenditures.

        "Permitted Subordinated Indebtedness" means all Indebtedness of Borrower and/or any of its Subsidiaries, the payment of which is subordinated to Borrower's and/or such Subsidiaries' obligations in respect of the Obligations, provided that (i) such subordinated Indebtedness accrues interest at a market rate of interest deemed acceptable by Borrower for such subordinated Indebtedness at the time of issuance thereof, (ii) such Subordinated Indebtedness is created under agreements or instruments that do not, as reasonably determined by the Administrative Agent and the Requisite Lenders, (A) impose covenants on Borrower and its Subsidiaries, (B) contain a definition of change of control or change in management or (C) contain events of default and other provisions, in each case materially more restrictive than the covenants imposed in, the change of control and change in management definitions used in and the events of default and other provisions contained in this Agreement, (iii) the documents evidencing such Subordinated Indebtedness provide that

    (x) no scheduled principal payments are due on such subordinated Indebtedness on any date prior to six (6) months following the later of the Line A Maturity Date and the Line B Maturity Date (the "Principal Commencement Date") except that if such Subordinated Indebtedness is Seller Indebtedness, the documents evidencing such Seller Indebtedness may provide for periodic principal payments prior to the Principal Commencement Date so long as such principal payments do not exceed $500,000 in the aggregate during any Fiscal Year ending on or before December 27, 2003 and provided such documents provide that Borrower and/or any applicable Subsidiary shall not be required to make any principal payment on such Seller Indebtedness if, after giving effect thereto, the Fixed Charge Coverage Ratio, as of the Fiscal Quarter during which such payment is made and, on a pro forma basis for any of the three (3) immediately succeeding Fiscal Quarters, would be less than 1.25 to 1.00 or the ratio required to be maintained pursuant to Section 6.12, whichever is more stringent, (y) no payment (whether of principal or interest) thereof shall be accepted and/or retained by the holder of such Indebtedness at any time that an Event of Default shall remain in effect and (z) if an "event of default" shall have occurred with respect to such Indebtedness as a result of either a cross-default to this Agreement or a failure of Borrower and/or any applicable Subsidiary to make any payment of such Indebtedness at any time that an Event of Default shall remain in effect (each, a "Junior Debt Default"), and the Lenders (or Requisite Lenders, as the case may be) waive the Event of Default giving rise to such Junior Debt Default, then such holder shall be deemed to have also waived the Junior Debt Default, (iv) such Subordinated Indebtedness is (and shall at all times remain) unsecured (except for Seller Indebtedness, which may be secured to the extent provided in Section 6.9(d)(ii)), and (v) such Subordinated Indebtedness does not by its terms require the maintenance or achievement of any financial performance standards more restrictive than those contained herein, as reasonably determined by the Administrative Agent and the Requisite Lenders.

        "Pledge Agreement" means the pledge agreement, substantially in the form of Exhibit L, to be executed and delivered pursuant to the First Amendment by Borrower and Wild Oats Financial, Inc., either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Pledged Collateral" means (a) subject to clause (b) below, the certificates evidencing all of the shares of capital stock or other equity interests now or hereafter held by (or for the benefit of) Borrower or any of its Subsidiaries in all Subsidiaries of Borrower, (b) 65% of the shares of capital stock or other equity interests now or hereafter held by (or for the benefit of) Borrower or any of its Subsidiaries in all Tax Preferred Subsidiaries, and (c) any other "Pledged Collateral" (as such term is used and defined in the Pledge Agreement).

        "Rental Expense" means, with respect to any Person and as of the last day of any fiscal period, the aggregate amount (after taking into account Cash payments received by such Person from subtenants, concessionaires, licensees or similar Persons) paid or payable (without duplication) for that fiscal period by that Person to a lessor or renter of Property as lease payments or rent (excluding rent under Capital Lease Obligations that is treated as Interest Expense) in accordance with GAAP.

        "Restructure Date" means the Banking Day on which all of the conditions to the effectiveness of the First Amendment are satisfied (or waived in writing by the Administrative Agent acting with the consent of all of the Lenders).

        "Restructure Date New Leases" means, collectively, the New Leases in effect on the Restructure Date (as specified in Annex 16 to the First Amendment) with respect to which Borrower or one of its Subsidiaries intends to open a New Store unless any such Restructure Date New Lease is subsequently terminated.

        "Restructure Date Stores" means, collectively, all Stores open and operating as of the Restructure Date (other than any such Stores operated by Exempt Subsidiaries).

        "Restructuring Charge Reserve" means, as of any date of determination, the aggregate amounts for accrued acceleration recognition of severance, Rental Expense and/or lease defeasance costs shown on Borrower's most recently delivered consolidated balance sheet established in connection with non-recurring, non-operating losses and/or restructuring and asset impairment charges of Borrower and its Subsidiaries. As of the Restructure Date, the Restructuring Charge Reserve is $39,050,954.00.

        "Rolling Period" means any period of four consecutive Fiscal Quarters except that for purposes of the computation of the Fixed Charge Coverage Ratio and the Funded Debt Ratio as of the Fiscal Quarter ending September 29, 2001, Rolling Period shall mean the three consecutive Fiscal Quarter period ending on such date.

        "Security Agreement" means the security agreement, substantially in the form of Exhibit M, to be executed and delivered pursuant to the First Amendment by Borrower and its Subsidiaries (other than Exempt Subsidiaries), either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Seller Indebtedness" means Indebtedness incurred (or otherwise assumed) by Borrower and/or any of its Subsidiaries in connection with a permitted Acquisition as to all or a portion of the purchase price for such Acquisition.

        "Stockholders' Equity" means, as of any date of determination and with respect to Borrower, the consolidated stockholders' equity of Borrower and its Subsidiaries as of that date determined in accordance with GAAP; provided that there shall be excluded from the computation of Stockholders' Equity the amount of any unrealized gain or loss in accumulated other comprehensive income as a result of accounting for derivative and hedging activities in accordance with Financial Accounting Standards No. 133 and provided further that Stockholders' Equity shall not include any amount attributable to Disqualified Stock.

        "Store" means a retail natural foods or specialty grocery store or supermarket, vitamin store, or other similar type of establishment operated by Borrower and/or any of its Subsidiaries (a) that has gross square footage in excess of 3,500 or (b) with respect to which Borrower or any applicable Subsidiary has an obligation to pay more than $50,000 during any calendar year (i) in rental expense (whether in connection with an operating lease or a capital lease), if such supermarket, store or other establishment is leased by Borrower or such Subsidiary or (ii) in debt service (to include principal and interest) if such supermarket, store or other establishment is owned in fee by Borrower or such Subsidiary. Any real property used by Borrower or any of its Subsidiaries primarily for storage, general or administrative office, warehouse or distribution purposes will not be deemed a "Store".

        "Store Deposit Account" means a deposit account maintained by Borrower or a Subsidiary of Borrower at a financial institution in connection with, and in close geographic proximity to, a Store (or a group of Stores in the same city) for the purpose of facilitating such Store (or Stores) day-to-day operations. Store Deposit Accounts shall not include any account maintained with any Lender or any concentration account, controlled disbursement account, investment account or similar account.

        "Subordination Agreement" means any agreement, instrument or other document executed by Borrower or any of its Subsidiaries with or in favor of a subordinated lender, pursuant to which Borrower or such Subsidiary subordinates its Indebtedness owing to such subordinated lender in right of payment to the Obligations on terms and conditions that satisfy the definition of Permitted Subordinated Indebtedness.

        "Tax Preferred Subsidiary" means a Subsidiary of Borrower (or any of its Subsidiaries) that is (a) a corporation that is foreign (within the meaning of paragraphs (3), (4), (5) and (9) of Section 7701(a) of the Code) and (b) is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which Borrower (or any corporation which in addition to Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code.

        "Year-to-Date Net Income" means, as of the last day of any Fiscal Quarter, Net Income for the year-to-date fiscal period ending as of such date.

      (c) Deleted Defined Terms. Section 1.1 is amended by deleting the following definitions in their entirety: "Adjusted EBITDA," "Applicable Pricing Level," "Pricing Certificate," "Pricing Period," and "Proforma EBITDA."

    2.  Section 2.4(a)—Letters of Credit.

      (a) Section 2.4(a) is amended as follows:

        (a) The reference to "$10,000,000" in subsection (ii) thereof is replaced with a reference to "$5,000,000"; and

      (b) The last sentence is amended and restated to read in full as follows:

    Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit shall not extend beyond the Line A Maturity Date, and no Letter of Credit issued on or after the Restructure Date shall exceed one (1) year or contain an "evergreen" (i.e., automatic renewal) feature.

    3.  Section 2.7—Voluntary Increases to Commitments.  Section 2.7 is deleted in its entirety and replaced with the following:

      2.7 [Reserved].

    4.  Section 2.9—Swing Line.  Section 2.9 is amended as follows:

      (a) Clause (c) of Section 2.9(a) is amended and restated to read in full as follows:

        (c) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuance of an Event of Default if written notice of such Event of Default shall have been provided Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Loan and/or

      (b) The first sentence of Section 2.9(b) is amended and restated to read in full as follows:

    Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin plus 0.50% (50 basis points).

      (c) Clause (iii) of Section 2.9(d) is amended and restated to read in full as follows:

        (iii) any Swing Line Loan made (absent the consent of all of the Lenders) during the continuation of an Event of Default if written notice of such Event of Default shall have been provided Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Loan.

    5.  Section 2.10—Collateral.  The following new Section 2.10 is added to the Credit Agreement:

      2.10 Collateral. The Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.8) perfected Lien on the Collateral pursuant to the Collateral Documents; provided,

  however, that each Leasehold Mortgage and other real Property mortgage executed in connection with this Agreement shall secure only those Obligations specified therein to be so secured. The Obligations shall not be secured by the Excluded Collateral.

    6.  Section 3.1—Principal and Interest.  Section 3.1 is amended as follows:

      (a) The first sentence of Section 3.1(b) is amended and restated to read in full as follows:

    Interest accrued on each Alternate Base Rate Loan shall be due and payable on the first Banking Day of each calendar month.

      (b) Section 3.1(c) is amended and restated to read in full as follows:

        (c) Interest accrued on each Eurodollar Rate Loan shall be due and payable on the last day of the related Eurodollar Period. Except as otherwise provided in Section 3.9, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Applicable Eurodollar Rate Margin.

      (c) The following new subsection (f) is added to Section 3.1:

        (f)  If Borrower pays (or causes to be paid) all or any part of the principal portion of the Gilliland/Cook Indebtedness from funds other than funds raised through the issuance of equity securities, Borrower shall pay to the Administrative Agent, concurrently with such payment to the Gilliland/Cook Creditors, for the ratable accounts of the Lenders in accordance with their Pro Rata Shares of the Line B Loans, an amount equal to the principal payment made to the Gilliland/Cook Creditors. Any such payment made in accordance with the foregoing shall be applied to principal coming due on the Line B Notes in the inverse order of maturity.

    7.  Section 3.4—Agency Fees.  Section 3.4 is amended and restated to read in full as follows:

      3.4 Agency Fees. Borrower shall pay to the Administrative Agent the periodic agency fees as heretofore agreed upon by letter agreement dated July 31, 2000 (as amended on October 17, 2001), between Borrower and the Administrative Agent on the dates and in the amounts specified in such amended letter agreement. The agency fees paid to the Administrative Agent are solely for its own account and are not refundable in whole or in part.

    8.  Section 3.5—Commitment Fee.  The first sentence of Section 3.5 is amended and restated to read in full as follows:

  From the Restructure Date through the Line A Maturity Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders pro rata according to their Pro Rata Share of the Line A Commitment, a commitment fee equal to 0.25% (25 basis points) per annum times the average daily amount by which the Line A Commitment exceeds the sum of (a) the aggregate daily principal Indebtedness evidenced by the Line A Notes plus (b) the Aggregate Effective Amount of all outstanding Letters of Credit plus (c) the aggregate daily Swing Line Outstandings.

    9.  Section 3.6(b)—Letter of Credit Fees.  Section 3.6(b) is amended and restated to read in full as follows:

      (b) concurrently with the issuance of each Standby Letter of Credit and on each anniversary of such issuance, to the Administrative Agent for the ratable account of the Lenders in accordance with their Pro Rata Share of the Line A Commitment, a standby letter of credit fee in an amount equal to the Applicable Standby Letter of Credit Fee Rate as of the date of such issuance or anniversary thereof times the face amount of such Standby Letter of Credit, which the Administrative Agent shall promptly pay to the Lenders; and

    10.  Section 3.9—Late Payments and Default Rate.  Section 3.9 is amended and restated to read in full as follows:

      3.9 Late Payments and Default Rate. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Alternate Base Rate plus the Applicable Alternate Base Rate Margin plus 2% (the "Default Rate"), to the fullest extent permitted by applicable Laws. Upon (a) the occurrence of any Event of Default arising under Sections 9.1(a), (b), (i) or (j) or (b) ten (10) Banking Days following the occurrence of any other Event of Default, and in any such circumstance so long as such Event of Default remains in effect (and whether or not the Obligations have been accelerated), at the option of the Requisite Lenders, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the amount of all outstanding Obligations, at the Default Rate, to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

    11.  Section 4.2—Authority; Compliance With Other Agreements and Instruments and Government Regulations.  The lead-in clause of Section 4.2 is amended and restated to read in full as follows:

  The execution, delivery and performance by Borrower and its Subsidiaries of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate action, and do not and will not:

    12.  Section 4.3—No Governmental Approvals Required.  Section 4.3 is amended and restated to read in full as follows:

      4.3 No Governmental Approvals Required. Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and each of Borrower's Subsidiaries of the Loan Documents to which it is a Party.

    13.  Section 4.4—Subsidiaries.  The second sentence of Section 4.4(a) is amended and restated to read in full as follows:

  Schedule 4.4 hereto correctly specifies which of the Subsidiaries of Borrower are Exempt Subsidiaries and, in each such instance, whether as a result of being a Tax Preferred Subsidiary or an Inactive Subsidiary (or both).

    14.  Section 4.7—Title to and Location of Property.  The following sentence is added to the end of Section 4.7:

  Except for, without duplication, (a) motor vehicles, (b) laptop and other personal computers, pagers, cell phones and other information technology equipment having a fair market value (in the aggregate) of less than $250,000 and (c) other Property having a fair market value (in the aggregate) of less than $100,000, all Property of Borrower and its Subsidiaries is located at one of the locations described in Schedule 4.7A, which schedule sets forth (a) all Store locations and any other locations (including office, warehouse and other space) of Borrower and its Subsidiaries where any Property of Borrower or any of its Subsidiaries is located and (b) all deposit (whether a demand, time, savings, passbook or similar account) and investment accounts of Borrower and its

  Subsidiaries, identifying such accounts by account number, type, location of depositary institution, and applicable owner thereof.

    15.  Section 4.8—Intangible Assets.  The following two sentences are added to the end of Section 4.8 of the Credit Agreement:

  Except as described in Schedule 4.8, in the enforcement of its rights as a secured creditor, the Administrative Agent (or any applicable Lender) will not be required to own or otherwise possess the right to use any patent, trademark, copyright or other intellectual property, or any license to use the same, in order to sell any inventory of Borrower or any of its Subsidiaries after the occurrence of an Event of Default. Schedule 4.8 sets forth all material patents, patent applications, trademarks, trade names and trade styles (i.e., "doing business as" designations) (i) used by Borrower or any of its Subsidiaries on the Restructure Date or (ii) otherwise owned by Borrower or any of its Subsidiaries.

    16.  Section 4.11—Binding Obligations.  Section 4.11 is amended and restated to read in full as follows:

      4.11 Binding Obligations. Each of the Loan Documents to which Borrower or any of its Subsidiaries is a Party will, when executed and delivered by Borrower or such Subsidiary, constitute the legal, valid and binding obligation of Borrower or such Subsidiary, enforceable against Borrower or such Subsidiary in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

    17.  Section 4.20—Security Interests.  The following new Section 4.20 is added to the Credit Agreement:

      4.20 Security Interests. Upon the execution and delivery of the Security Agreement, the Security Agreement will create a valid first priority security interest in the Collateral described therein securing the Obligations (subject only to Liens permitted by Section 6.8) and all actions necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Administrative Agent pursuant to the First Amendment with the appropriate Governmental Agency, have been taken and completed. Upon the execution and delivery of any Control Account Agreement by the depositary institution party thereto and Borrower or any applicable Subsidiary, such Control Account Agreement will create a valid first priority security interest in the Collateral described therein (subject only to Liens permitted by the terms of such Control Account Agreement and Liens permitted by Section 6.8) securing the Obligations and all actions necessary to perfect the security interests so created will have been taken and completed. Upon the execution and delivery of the Pledge Agreement and delivery of the Pledged Collateral (and, to the extent applicable, duly endorsed (in blank) for transfer or accompanied by appropriate executed stock powers (or the equivalent)), the Pledge Agreement will create a valid first priority security interest in the Pledged Collateral described therein and upon delivery of the applicable Pledged Collateral to the Administrative Agent all action necessary to perfect the security interests so created will have been taken and completed. Upon the execution and delivery of the Leasehold Mortgages which are to be delivered on the Restructure Date and the recordation thereof with the appropriate Governmental Agencies in the jurisdictions in which the Collateral therein described is located, to the best of Borrower's knowledge, all action necessary to create an enforceable Lien under such mortgages shall have been taken and completed.

    18.  Section 4.21—Landlord Consents.  The following new Section 4.21 is added to the Credit Agreement:

      4.21 Landlord Consents. As of the Restructure Date, the Landlord Consents executed and delivered to the Administrative Agent pertain to leasehold interests that generated not less than forty percent (40%) of the Net Sales of Borrower and its Subsidiaries (excluding Exempt Subsidiaries) earned from the operations of Restructure Date Stores (other than Stores operated by Exempt Subsidiaries) during the three (3) Fiscal Months immediately preceding the Restructure Date.

    19.  Section 5.4—Maintenance of Insurance.  Section 5.4 is amended and restated to read in full as follows:

      5.4 Maintenance of Insurance.

        (a) Maintain insurance on all insurable tangible Property against fire (including extended coverage), casualty (including workmen's compensation) and such other hazards in such amounts and with such deductibles as reasonably acceptable to the Administrative Agent and with insurers rated "A" or better by "A.M. Best's Insurance Reports" or as reasonably acceptable to the Administrative Agent, but in any event not more than customarily maintained by companies in the same or similar lines of business as Borrower and its Subsidiaries. Prior to the Restructure Date, Borrower shall furnish the Administrative Agent with a schedule of all such insurance prepared by its insurance broker, and certificates of insurance with respect thereto (including the text of the lender's loss payable endorsement in favor of the Administrative Agent required below), or such other evidence of insurance as the Administrative Agent may reasonably require. Borrower shall furnish the Administrative Agent with a copy of each applicable policy within thirty (30) days after the Restructure Date. In the event Borrower fails to procure or cause to be procured any such insurance or fails to timely pay or cause to be paid the premium(s) on any such insurance, the Administrative Agent may, at Borrower's expense, do so for Borrower but Borrower shall continue to be liable for procurement of (and payment for) any such insurance from and after such action by the Administrative Agent. All such property insurance policies shall contain a standard or similar lender's loss payable clause issued in favor of the Administrative Agent (on behalf of the Lenders) indicating that the Administrative Agent is a lender loss payee, under which, during the occurrence and continuation of a Default or Event of Default, all losses thereunder shall be paid to the Administrative Agent (on behalf of the Lenders) as the Administrative Agent's interests may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days' prior written notice to the Administrative Agent unless, as of September 30, 2002 (or any date thereafter that any such policy is to be renewed or replaced), Borrower is unable to obtain, at a commercially reasonable rate, any such policy with the foregoing described non-alteration, non-cancellation without 30-days' notice provision. In addition, such policies shall insure the Administrative Agent notwithstanding the act or neglect of Borrower or any of its Subsidiaries. Borrower hereby appoints the Administrative Agent as its attorney-in-fact, exercisable at the Administrative Agent's option only during the occurrence and continuance of an Event of Default, and only to the extent the Obligations are outstanding, to endorse any check which may be payable to Borrower and to file proofs of loss with respect to any insurance claims, in order to collect the proceeds of such insurance and any amount or amounts collected by the Administrative Agent pursuant to the provisions of this paragraph may be applied by the Administrative Agent to the Obligations. Borrower further covenants that all insurance premiums due and owing under its current casualty policies have been paid. Borrower also agrees to notify the Administrative Agent, as soon as practicable, upon any receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

        (b) Maintain, and deliver to the Administrative Agent upon the Administrative Agent's request evidence of, public liability, products liability and business interruption insurance in such amounts as are reasonably acceptable to the Administrative Agent, but in any event not more than are customary for companies in the same or similar businesses located in the same or similar area. All general liability, auto and umbrella insurance policies shall contain standard additional insured clauses naming the Administrative Agent (on behalf of itself and the Lenders) as an additional insured. The foregoing insurance shall be obtained from such insurers which are rated "A" or better by "A.M. Best's Insurance Reports" or as are reasonably acceptable to the Administrative Agent. Such liability policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days' prior written notice to the Administrative Agent.

    20.  Section 5.11—Future Subsidiaries; Additional Security Documentation.  Section 5.11 is amended and restated to read in full as follows:

      5.11 Future Subsidiaries; Additional Security Documentation. Cause (a) each Subsidiary (other than an Exempt Subsidiary) formed or acquired after the Restructure Date, and each Exempt Subsidiary which at any time ceases to be an Exempt Subsidiary, to execute and deliver an appropriate joinder to the Subsidiary Guaranty, (b) each Subsidiary (other than a Tax Preferred Subsidiary) formed or acquired after the Restructure Date to execute and deliver, if applicable, an appropriate joinder to the Pledge Agreement and such financing statements with respect thereto reasonably acceptable to the Administrative Agent, and (c) each Subsidiary (other than an Exempt Subsidiary) formed or acquired after the Restructure Date, and each Exempt Subsidiary which at any time ceases to be an Exempt Subsidiary, to execute and deliver (i) an appropriate joinder to the Security Agreement and, if applicable, one or more Control Account Agreements, and (ii) such other agreements, mortgages, deeds of trust, financing statements, Landlord Consents and other documents, together with an opinion of counsel from counsel and in form and substance reasonably acceptable to the Administrative Agent. Borrower and its Subsidiaries (other than Tax Preferred Subsidiaries) shall pledge to the Administrative Agent pursuant to the Pledge Agreement (A) except as provided in clause (B) below, all of the capital stock or other equity interests of any Subsidiary of Borrower formed or acquired after the Restructure Date and (B) 65% of the capital stock or other equity interests of any Tax Preferred Subsidiary formed or acquired after the Restructure Date. In addition to the foregoing, Borrower and its Subsidiaries (other than Tax Preferred Subsidiaries) shall cause such documents and instruments as may be reasonably requested by the Administrative Agent from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for the Administrative Agent to obtain a fully perfected first priority Lien on all Property of Borrower and such Subsidiaries other than the Excluded Collateral, subject to Liens permitted by Section 6.8. Without in any way limiting the foregoing, Borrower shall, and shall cause each applicable Subsidiary to, deliver to the Administrative Agent on or before November 30, 2001, Control Account Agreements as required by Section 5 of the Security Agreement and, in any event, sufficient to cause Borrower and its applicable Subsidiaries to be in compliance with the requirements of the definition of Excluded Collateral (i.e., that the only deposit and investment accounts with respect to which no Control Account Agreement shall have been delivered as of such date will qualify as Excluded Collateral).

    21.  Section 5.14—Leasehold Mortgages.  The following new Section 5.14 is added to the Credit Agreement:

      5.14 Leasehold Mortgages.

        (a) General Obligation to Deliver Leasehold Mortgages. With respect to Borrower and its Subsidiaries (other than Exempt Subsidiaries), enter into a Leasehold Mortgage in form and substance reasonably satisfactory to the Administrative Agent covering each leasehold interest of Borrower and its Subsidiaries (other than Exempt Subsidiaries) with respect to all real Property leased by Borrower and such Subsidiaries (other than general office space and premises having less than 3,500 gross square footage) and deliver to the Administrative Agent owner/landlord consents (each, a "Landlord Consent") in form and substance reasonably satisfactory to the Administrative Agent with respect to each such Leasehold Mortgage. Without in any way limiting the generality of the foregoing, Borrower shall, and shall cause each applicable Subsidiary to, deliver to the Administrative Agent, within five (5) Banking Days of the Administrative Agent's delivery thereof to Borrower, a Leasehold Mortgage relating to each of the Stores specified in Annex 16 to the First Amendment as the "Restructure Date Leasehold Mortgage Locations", to the extent no such Leasehold Mortgage is executed and delivered to the Administrative Agent as of the Restructure Date.

        (b) Exceptions to General Obligation to Provide Leasehold Mortgages. Notwithstanding the provisions of Section 5.14(a), in the event that the applicable lease with respect to a leasehold interest (other than the Restructure Date Leasehold Mortgage Locations) to be encumbered pursuant to Section 5.14(a) provides that the landlord's consent to such encumbrance is required and, after using commercially reasonable efforts, Borrower is unable to obtain such consent, no Leasehold Mortgage shall be required with respect to such leasehold interest provided that Leasehold Mortgages (and corresponding Landlord Consents, if required by the terms of the applicable lease), in each case in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered to the Administrative Agent (a) on or before February 1, 2002, with respect to Restructure Date Stores generating not less than fifty-one percent (51%) of the Net Sales of Borrower and its Subsidiaries (excluding Exempt Subsidiaries) during the three (3) Fiscal Month period immediately preceding the Restructure Date, (b) at all times from and after February 1, 2002, with respect to Stores (including Restructure Date Stores and New Stores (including New Stores opened pursuant to the Restructure Date New Leases)) generating not less than forty-four percent (44%) of the Net Sales of Borrower and its Subsidiaries (excluding Exempt Subsidiaries) during the three (3) Fiscal Month period immediately preceding any date of determination, and (c) with respect to all New Stores (other than New Stores owned by Tax Preferred Subsidiaries and New Stores opened pursuant to the Restructure Date New Leases). Notwithstanding the foregoing, if, after using commercially reasonable efforts, Borrower is unable to provide a Landlord Consent to the Administrative Agent for any applicable Store or with respect to any other applicable real Property, the Administrative Agent shall have the right, but not the obligation, at Borrower's reasonable cost and expense, to attempt to obtain such Landlord Consent from the applicable party and Borrower shall cooperate with the Administrative Agent in connection with any such attempt to obtain such Landlord Consent. If the Administrative Agent elects to attempt to obtain a Landlord Consent, Borrower shall be entitled to participate in any negotiations or other discussions between the Administrative Agent and the applicable landlord and, if the Administrative Agent (or its counsel) intends to deliver any written document (including correspondence and draft Landlord Consents) to any applicable landlord, the Administrative Agent shall provide Borrower a reasonable opportunity to review and comment on such written document prior to the delivery thereof to the applicable landlord. Notwithstanding the foregoing, the Administrative Agent shall not have the right to commence an action (or bring suit) against any landlord for delivery of a Landlord Consent without the consent of Borrower. As used in this Section 5.14, "commercially reasonable efforts" shall not require Borrower to commence suit against or pay any material sum or to deliver any other material consideration to any landlord refusing to provide an acceptable consent to any proposed Leasehold Mortgage.

    22.  Section 6.1—Payment of Certain Obligations.  Section 6.1 is amended and restated to read in full as follows:

      6.1 Payment of Certain Obligations.

        (a) With respect to Permitted Subordinated Indebtedness, pay any (i) principal (including sinking fund payments) other than principal payments permitted pursuant to clause (iii)(x) of the definition of Permitted Subordinated Indebtedness, or any other amount (other than, subject to clause (ii) below, scheduled interest payments) with respect to any such Indebtedness, or purchase or redeem (or offer to purchase or redeem) any such Indebtedness, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any such Indebtedness will be paid when due or otherwise to provide for the defeasance of any such Indebtedness, or (ii) scheduled interest on any such Indebtedness if the payment thereof is then prohibited under the terms of the subordination provisions governing such Indebtedness; or

        (b) With respect to the Gilliland/Cook Indebtedness, unless paid from funds arising from the issuance of equity securities, pay any principal amount or any other amount (other than scheduled interest payments that do not exceed 9.00% per annum) with respect to such Indebtedness unless Borrower complies in all respects with Section 3.1(f); or

        (c) With respect to Indebtedness which does not consist of Permitted Subordinated Indebtedness or the Gilliland/Cook Indebtedness, make any payment of principal or interest on any such Indebtedness prior to the date when due and payable, or amend the terms of any such Indebtedness to accelerate the date upon which any principal or interest thereof is due and payable, except the Indebtedness evidenced by the Notes, if a Default or Event of Default then exists or would result therefrom.

    23.  Section 6.4—Acquisitions.  Section 6.4 is amended and restated to read in full as follows:

      6.4 Acquisitions. Make any Acquisition, except (a) Acquisitions of a Person engaged in the business of manufacture, wholesale distribution and retail sale of natural or gourmet foods, vitamins, supplements and personal care items (and related grocery and other products), (b) Acquisitions of a Person engaged in another business provided that the purchase price for any such Acquisition shall not exceed $1,000,000, and (c) Acquisitions where the net monies or other consideration for such Acquisitions is in favor of Borrower and/or its Subsidiaries; provided that in any case no Default or Event of Default then exists or would result therefrom.

    24.  Section 6.5—Distributions.  Section 6.5(a) is amended and restated to read in full as follows:

      (a) Distributions by any Subsidiary of Borrower to Borrower or any Wholly-Owned Subsidiary that is not an Exempt Subsidiary;

    25.  Section 6.8—Liens and Negative Pledges.  Section 6.8(e) is amended and restated to read in full as follows:

      (e) Liens (i) on Property acquired by Borrower or any of its Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition or (ii) permitted by Section 6.9(d)(ii);

    26.  Section 6.9—Indebtedness and Guaranty Obligations.  Section 6.9 is amended as follows:

      (a) Section 6.9(c) is amended and restated to read in full as follows:

        (c) Indebtedness and Guaranty Obligations owed to Borrower or any of its Subsidiaries that are not Exempt Subsidiaries;

      (b) Section 6.9(d) is amended and restated to read in full as follows:

        (d) (i) Indebtedness of an Acquired Company (A) that is the subject of an Acquisition made on or before August 1, 2000 which is either unsecured or is secured solely by a Lien permitted by Section 6.8(e) or (B) that is the subject of an Acquisition made after August 1, 2000 which is owed to a Person that is not the seller of the Acquired Company, or an Affiliate of such seller, that is either unsecured or is secured solely by a Lien permitted by Section 6.8(e) and which, to the extent in excess of $5,000,000 in the aggregate for all such Acquisition-related Indebtedness, qualifies as Permitted Subordinated Indebtedness (other than the requirement that such Indebtedness be unsecured), and (ii) Seller Indebtedness in connection with an Acquisition made after August 1, 2000 that is either unsecured or is secured solely by a Lien on the Property (other than common stock or other equity interests) acquired by Borrower or any Subsidiary pursuant to such Acquisition; provided that the aggregate principal Indebtedness permitted by this clause (ii) shall not at any time exceed $10,000,000 and provided further that that portion of the Indebtedness permitted by this clause (ii) which is in excess of $5,000,000 qualifies as Permitted Subordinated Indebtedness (other than the requirement that such Indebtedness be unsecured);

      (c) Section 6.9(e) is amended and restated to read in full as follows:

        (e) Without duplication with Indebtedness permitted under Section 6.9(g), Indebtedness consisting of Capital Lease Obligations, or Indebtedness (including the Gilliland/Cook Indebtedness) otherwise incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the capital asset), or to refinance any such Indebtedness, provided that the principal amount of such Indebtedness incurred in any fiscal period commencing on the date such Indebtedness is initially incurred and ending on the last day of the third full Fiscal Quarter ending thereafter does not exceed $2,000,000 in the aggregate;

      (d) Section 6.9(h) is amended by replacing the period at the end of such section with ";"; and

      (e) The following new Sections 6.9(i) and (j) are added to the Credit Agreement:

        (i)  the Gilliland/Cook Indebtedness, provided that (A) the aggregate principal amount of such Indebtedness at all times prior to the date when all of the Obligations shall have been indefeasibly paid and performed in full does not exceed $2,000,000 (excluding any payment-in-kind interest) and (B) such Indebtedness shall be included as Indebtedness subject to the limitations specified in Section 6.9(e) for the fiscal period commencing on the date of its initial incurrence (i.e., January 5, 2001) and ending on December 29, 2001; and

        (j)  Permitted Subordinated Indebtedness, including Indebtedness permitted pursuant to Sections 6.9(d)(i)(B) and 6.9(d)(ii) that qualifies as Permitted Subordinated Indebtedness, provided that the aggregate principal amount of such Indebtedness at all times prior to the date when all of the Obligations shall have been indefeasibly paid and performed in full does not exceed $32,500,000, excluding any payment-in-kind interest; provided further that on the date any of such Indebtedness is incurred, (i) no Default or Event of Default shall have occurred and remain in effect and (ii) after giving effect thereto, (A) no Default or Event of Default would immediately result therefrom and (B) on a proforma basis (based on Borrower's then most current financial statements and/or projections), Borrower is projected to be in compliance with Sections 6.11 and 6.12 for each of the Fiscal Quarters ending thereafter through the Line B Maturity Date.

    27.  Section 6.11—Funded Debt Ratio.  Section 6.11 is amended and restated to read in full as follows:

      6.11 Funded Debt Ratio. Permit the Funded Debt Ratio, as of the last day of any Fiscal Quarter, to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Ratio
September 29, 2001	6.35 to 1.00
December 29, 2001	7.70 to 1.00
March 30, 2002	7.30 to 1.00
June 29, 2002	5.40 to 1.00
September 28, 2002	4.10 to 1.00
December 28, 2002	3.05 to 1.00
March 29, 2003	2.55 to 1.00
June 28, 2003 and all Fiscal Quarters ending thereafter	2.20 to 1.00

    28.  Section 6.12—Fixed Charge Coverage Ratio.  Section 6.12 is amended and restated to read in full as follows:

      6.12 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the last day of any Fiscal Quarter, to be less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Ratio
September 29, 2001	1.00 to 1.00
December 29, 2001	1.00 to 1.00
March 30, 2002	1.00 to 1.00
June 29, 2002	1.10 to 1.00
September 28, 2002	1.15 to 1.00
December 28, 2002	1.25 to 1.00
March 29, 2003	1.35 to 1.00
June 28, 2003 and all Fiscal Quarters ending thereafter	1.45 to 1.00

    29.  Section 6.13—Minimum Year-to-Date Net Income.  Section 6.13 is amended and restated to read in full as follows:

      6.13 Minimum Year-to-Date Net Income. Permit Year-to-Date Net Income, as of the last day of any Fiscal Quarter beginning with the Fiscal Quarter ending March 30, 2002, to be less than $1.00.

    30.  Section 6.14—Stockholders' Equity.  Section 6.14 is amended and restated to read in full as follows:

      6.14 Stockholders' Equity. Permit Stockholders' Equity, as of (a) September 29, 2001, to be less than $110,125,000, (b) October 27, 2001, to be less than $108,375,000, (c) November 24, 2001, to be less than $106,175,000, (d) December 29, 2001, to be less than $103,605,000, and (e) the last day of any Fiscal Month thereafter, to be less than the sum of (i) $103,605,000, plus (ii) 90% of Net Income in each Fiscal Quarter ending after December 29, 2001 (with no deduction for a net loss in any such Fiscal Quarter) plus (c) 100% of the proceeds of any issuance by Borrower of equity securities (except to employees or former employees of Borrower pursuant to an employee stock option plan or employee stock purchase plan maintained by Borrower) after the Restructure Date; provided, however, that if the Equity Achievement occurs, Stockholders' Equity will thereafter be tested on a Fiscal Quarter basis (rather than on a Fiscal Month basis as set forth above).

    31.  Section 6.15—Investments.  Section 6.15 is amended as follows:

      (a) Section 6.15(a) is amended and restated to read in full as follows:

        (a) Investments in existence on the Restructure Date and disclosed on Schedule 6.15;

      (b) Section 6.15(e) is amended and restated to read in full as follows:

        (e) Investments of Borrower in any Wholly-Owned Subsidiary and Investments of any such Subsidiary in another Wholly-Owned Subsidiary, provided that the aggregate amount of such Investments made after the Restructure Date in Exempt Subsidiaries and Foreign Subsidiaries that are not Exempt Subsidiaries does not exceed at any time $500,000 (exclusive of Investments of Net Cash Issuance Proceeds made in Exempt Subsidiaries for the acquisition and/or development of New Stores) and provided further that each such Subsidiary shall have executed and delivered to the Administrative Agent, all such Collateral Documents, joinders to Collateral Documents and the Subsidiary Guaranty, and such other documents and instruments as may be reasonably required by the Administrative Agent pursuant to Sections 5.11 and 5.14, as, and to the extent, applicable.

    32.  Section 6.17—Capital Expenditures.  The following new Section 6.17 is added to the Credit Agreement:

      6.17 Capital Expenditures.

        (a) Non-New Store Capital Expenditures. Make or incur any Non-New Store Capital Expenditure in any Fiscal Quarter, commencing with the Fiscal Quarter ending December 29, 2001, if to do so would result in the aggregate of all Non-New Store Capital Expenditures made or incurred during the Rolling Period in which such Fiscal Quarter occurs to exceed the percentage of Net Sales of Borrower and its Subsidiaries during such Rolling Period set forth below opposite such Fiscal Quarter, tested as of the last day of any Fiscal Quarter:

Fiscal Quarter	Maximum Percentage
December 29, 2001	1.65%
March 30, 2002	1.90%
June 29, 2002	1.90%
September 28, 2002	1.90%
December 28, 2002	1.90%
March 29, 2003 and all Fiscal Quarters thereafter	2.00%;

    provided, however, that in no event shall the aggregate cumulative amount of Non-New Store Capital Expenditures made or incurred during any applicable measurement period commencing on December 30, 2001 and ending on any date of determination (which shall be the last day of each Fiscal Quarter ending after December 29, 2001) (any such measurement period being referred to herein as a "Test Period"), exceed the difference between (a) EBITDAR for such Test Period less (b) Fixed Charges paid or payable during such Test Period.

        (b) New Store Capital Expenditures. Make or incur any New Store Capital Expenditure during any Fiscal Quarter ending after September 29, 2001 if to do so would cumulatively result in the aggregate of all New Store Capital Expenditures made or incurred from and after

    September 30, 2001, tested as of the last day of any Fiscal Quarter, to exceed the amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Cumulative Maximum New Store Capital Expenditures
December 29, 2001	$1,000,000
March 30, 2002	$2,250,000
June 29, 2002	$3,125,000
September 28, 2002	$3,230,000
December 28, 2002	$4,750,000
March 29, 2003	$9,312,259
June 28, 2003	$16,000,000	;

    provided, however, that if the Equity Achievement occurs, the amounts specified above for the Fiscal Quarter in which the Equity Achievement occurs and each Fiscal Quarter thereafter shall be increased by the amount of Net Cash Issuance Proceeds received by Borrower in the Equity Achievement less the amount of any Net Cash Issuance Proceeds used to pay all or any part of the Gilliland/Cook Indebtedness.

        (c) Reduction in Permitted New Store Capital Expenditures. Notwithstanding the foregoing, in the event Borrower repays all or any part of the Gilliland/Cook Indebtedness from funds other than funds raised through the issuance of equity securities, the amounts specified in subsection (b) above for the Fiscal Quarter in which such repayment occurs and each Fiscal Quarter thereafter shall be decreased by an amount equal to twice the amount of such payment.

    33.  Section 6.18—New Leases.  The following new Section 6.18 is added to the Credit Agreement:

      6.18 New Leases. Enter into (or purport to enter into) any New Lease after the Restructure Date except that Borrower and its Subsidiaries may enter into (a) one New Lease if (i) any of the Restructure Date New Leases is terminated in its entirety, with no continuing obligation on the part of Borrower or any of its Subsidiaries and (ii) Borrower has provided the Administrative Agent evidence, reasonably satisfactory to the Administrative Agent, that the aggregate out-of-pocket costs and expenses incurred by Borrower and its Subsidiary in connection with the construction and development of the location relating to such Restructure Date New Lease and the termination of such Restructure Date New Lease did not (or will not) exceed $250,000 and (iii) no Default or Event of Default shall have occurred and remain in effect on the date Borrower enters into such New Lease, and (b) other New Leases so long as (i) as of the last day of each Fiscal Quarter specified below, the aggregate number of all New Leases entered into from and after the Restructure Date shall not exceed the figure specified opposite such date, and (ii) no Default or Event of Default shall have occurred and remain in effect on the date Borrower enters into any such New Lease:

Fiscal Quarter	Maximum Cumulative Number of New Leases
December 29, 2001	0
March 30, 2002	1
June 29, 2002	1
September 28, 2002	2
December 28, 2002	3
March 29, 2003	4
June 28, 2003 and thereafter	5	;

    provided, however, that if the Equity Achievement occurs, Borrower may enter into, without duplication, (A) one additional New Lease plus (B) other additional New Leases provided that the aggregate assumed construction obligations and pre-opening expenses (discussed below) under such other additional New Leases do not exceed the Net Cash Issuance Proceeds received by Borrower in the Equity Achievement less, as of any date of determination, (1) the amount of such Net Cash Issuance Proceeds used by Borrower and its Subsidiaries to purchase completed (or near-completed Stores) or used in connection with one or more Acquisitions, the result of which increases the Store-count of Borrower and its Subsidiaries and (2) the amount of such Net Cash Issuance Proceeds used by Borrower to pay all or any portion of the Gilliland/Cook Indebtedness. For purposes of this Section, the assumed construction obligation and pre-opening expense in the buildout and opening of a Store operated as a Wild Oats supermarket shall be $4,000,000; the assumed construction obligation and pre-opening expense in the buildout and opening of any other type of Store (e.g., a Henry's supermarket) shall be $2,225,000. In addition, for purposes of calculating compliance with this Section, any lease for a Store acquired by Borrower or any of its Subsidiaries (each, an "Acquired Store") after the Restructure Date shall constitute a New Lease until such time as such Acquired Store is closed and all rent and other payment obligations relating thereto are fully defeased, provided that at the time of its acquisition, such Acquired Store was designated by Borrower or such Subsidiary in a writing to the Administrative Agent as a Store to be closed within six (6) months of its acquisition and such Acquired Store is so permanently closed within such 6-month period from Borrower's or such Subsidiary's acquisition thereof.

    34.  Section 6.19—Change in Location of Chief Executive Offices, Jurisdiction of Organization and Assets.  The following new Section 6.19 is added to the Credit Agreement:

      6.19 Change in Location of Chief Executive Offices; Jurisdiction of Organization and Assets. Relocate the chief executive office, or change the jurisdiction of organization, of Borrower or any Subsidiary without first giving the Administrative Agent thirty (30) days' prior written notice of any relocation or change. Borrower shall not move, not shall it permit any Subsidiary to move, any of its respective Property (other than (a) motor vehicles, (b) laptop and other personal computers, pagers, cell phones and other information technology equipment that does not have a fair market value (in the aggregate) greater than $250,000 and (c) other Property that does not have a fair market value (in the aggregate) greater than $100,000) to a jurisdiction other than any one of the jurisdictions identified in Schedule 6.19 without first giving the Administrative Agent ten (10) calendar days' prior written notice of any such proposed relocation, other than to the extent that any such Property has been sold pursuant to a sale in the ordinary course of business permitted hereunder. Despite the foregoing, other than Investments permitted under Section 6.15, neither Borrower nor any of its domestic Subsidiaries shall move or relocate any portion of its respective Property having a fair market value (as reasonably determined by the Administrative Agent) in excess of $500,000 in the aggregate to any foreign jurisdiction (whether or not specified in Schedule 6.19) without the prior written consent of the Requisite Lenders.

    35.  Section 6.20—Deposit and Investment Accounts.  The following new Section 6.20 is added to the Credit Agreement:

      6.20 Deposit and Investment Accounts. Open and thereafter maintain any deposit or investment account, other than the accounts specified in Schedule 4.7A, without giving the Administrative Agent (a) twenty (20) days prior written notice of the opening of any such account that is to be included as Collateral and (b) with respect to any account that will qualify as Excluded Collateral, written notice of the opening of such account within five (5) Banking Days after such opening.

    36.  Section 7.1—Financial and Business Information.  Section 7.1 is amended as follows:

      (a) The lead-in clause of Section 7.1 is amended and restated to read in full as follows:

        7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower's sole expense, deliver to the Administrative Agent and, unless specified otherwise, to each Lender, the following (which delivery may be accomplished by facsimile transmission or electronic mail (other than with respect to the manually-signed Compliance Certificates referred to in Section 7.2)):

      (b) Section 7.1(a) is amended and restated to read in full as follows:

        (a)(i)  As soon as practicable after the end of each Fiscal Month, and in any event no later than the last day of the immediately succeeding calendar month (other than with respect to the third Fiscal Month in any Fiscal Quarter, for which Borrower shall have until the corresponding Fiscal Quarter-ending financial statements are due to be delivered to the Administrative Agent and the Lenders), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Month and the consolidated statements of operations and cash flows for such Fiscal Month, and the portion of the Fiscal Year ended with such Fiscal Month, all in reasonable detail. Such financial statements shall be accompanied by a spreadsheet update report in substantially the same form as spreadsheets supplied by Borrower to the Lenders prior to the Restructure Date, and shall be certified by the chief financial officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal quarter-end and year-end accruals and audit adjustments;

        (ii) As soon as practicable after the end of each Fiscal Month, and in any event no later than the last day of the immediately succeeding calendar month, a monthly comparable store sales report prepared with respect to the portion of the Fiscal Year ended with such Fiscal Month, which report shall contain the following information: (A) a listing of Stores owned and/or operated by Borrower and its Subsidiaries during such period (including currently existing Stores, Store relocations and acquired Stores) opened and operating for 13 months or longer, and (B) the percentage year over year sales increase or decrease for all stores reflected on the report on an aggregate basis. Upon the request of any Lender, such reports shall be provided on a store "format" basis; and

        (iii) To the Administrative Agent only, promptly after the same are delivered to Borrower and/or its Subsidiaries, copies of each monthly account statement (showing account balance and monthly account activity) for all deposit and investment accounts of Borrower and its Subsidiaries that are included as part of the Collateral, and promptly (and in any event within five (5) Banking Days after the Administrative Agent's request therefor) copies of account statements for any deposit, investment or other account that constitutes Excluded Collateral.

  The Lenders agree that the financial statements/reports provided pursuant to subsections (a)(i) and (a)(ii) above shall not be used by the Lenders to declare an Event of Default as to the financial covenants set forth in Sections 6.11, 6.12 or 6.13.

      (c) Section 7.1(b) is amended and restated to read in full as follows:

        (b) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than with respect to the fourth Fiscal Quarter in any Fiscal Year, for which Borrower shall have 95 days), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall include a comparison to the same Fiscal Quarter of the prior Fiscal Year and shall be certified by the chief financial officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

      (d) Section 7.1(c) is amended by replacing the reference to "120 days" therein with a reference to "95 days"; and

      (e) Section 7.1(d) is amended and restated to read in full as follows:

        (d) Annually, as soon as practicable, and in any event not later than thirty (30) days before the commencement of each Fiscal Year, a budget and projection by Fiscal Month for that Fiscal Year and all subsequent periods up to the later of the Line A Maturity Date and the Line B Maturity Date and by Fiscal Quarter for each of the first four Fiscal Quarters following the Line A Maturity Date, including each of the following, in reasonable detail: (i) projected consolidated balance sheets, statements of operations and statements of cash flow of Borrower and its Subsidiaries, (ii) the projected ratios and, whether or not Borrower and its Subsidiaries are projected to be in compliance, other numeric compliance by Borrower and its Subsidiaries with each of the covenants identified in the form of Compliance Certificate attached hereto as Exhibit B, and (iii) a description of the following assumptions used in the preparation of such projections: projected store openings, closings, remodels, new store models by category (i.e., format of store), interest rate assumptions consistent with this Agreement, anticipated Non-New Store Capital Expenditures and New Store Capital Expenditures, and such other mutually agreed upon assumptions, if any;

      (f)  Section 7.1(e) is amended and restated to read in full as follows:

        (e) Promptly after request by the Administrative Agent or any Lender (and if such request is made prior to the delivery thereof to Borrower or any of its Subsidiaries, promptly after delivery to Borrower or such Subsidiary), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them, not otherwise required to be delivered to the Administrative Agent pursuant to other provisions of this Section 7.1.

      (g) Sections 7.1(h) and (j). Sections 7.1(h) and (j) are amended by deleting the word "Promptly" at the beginning thereof and replacing it with the phrase "To the Administrative Agent only, promptly".

      (h) Section 7.1(i). Section 7.1(i) is amended and restated to read in full as follows:

        (i)  To the Administrative Agent only, as soon as practicable, and in any event within two (2) Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, to the Administrative Agent and each of the Lenders, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

      (i)  Section 7.1(k). Section 7.1(k) is amended and restated to read in full as follows:

        (k) To the party or parties requesting same, such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender.

    37.  Section 7.2—Compliance Certificates.  Section 7.2 is amended and restated to read in full as follows:

      7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, at Borrower's sole expense, deliver to the Administrative Agent and each Lender (with one manually-signed original delivered to the Administrative Agent) concurrently with the financial statements required pursuant to Sections 7.1(a), 7.1(b)(i) and 7.1(c), a Compliance Certificate signed by a Senior Officer of Borrower showing calculations of the covenants listed therein which are tested as of the end of the applicable fiscal period.

    38.  Section 7.3—Revisions to Schedules.  The following new Section 7.3 is added to the Credit Agreement:

      7.3 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrower promptly shall provide to the Administrative Agent such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s) at the time any such Schedule was delivered to the Administrative Agent and the Lenders.

    39.  Section 8.2—Advances.  Section 8.2(b) is amended and restated to read in full as follows:

      (b) [Reserved].

    40.  Section 9.1—Events of Default.  Section 9.1 is amended as follows:

      (a) Subsection (e) is amended and restated to read in full as follows:

        (e) Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within twenty (20) Banking Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as Borrower or such Party continues to diligently pursue cure of such Default but not in any event in excess of forty (40) Banking Days; provided, however, that with respect to the Leasehold Mortgages only, no Event of Default shall occur hereunder as a result of Borrower's or any other Party's failure to perform or observe such other covenants or agreements set forth in the Leasehold Mortgages so long as, at any date of determination, no such failure shall have occurred and remain in effect (i.e., Borrower and its Subsidiaries shall be in full compliance) with respect to Leasehold Mortgages encumbering Stores generating not less than forty-four percent (44%) of the Net Sales of Borrower and its Subsidiaries (excluding Exempt Subsidiaries) during the three (3) Fiscal Month period immediately preceding such date of determination; or

      (b) Subsection (h) is amended and restated to read in full as follows:

        (h)(i)  the Subsidiary Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms or, with respect to any particular Subsidiary Guarantor, as a result of the merger of such Subsidiary Guarantor into and with Borrower or any other Subsidiary Guarantor or as a result of a dissolution of such Subsidiary Guarantor permitted hereunder), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Subsidiary Guaranty (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

        (ii) (A) any Lien purported to be created by any Collateral Document with respect to Collateral having a fair market value (as reasonably determined by the Administrative Agent) in excess of $100,000 shall cease to be (subject to the notice and cure period set forth below) a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) in the Property covered thereby, except to the extent that any such loss of perfection or priority results from (1) the sale or other disposition of the applicable Collateral in a transaction permitted by any Loan Document, (2) any action taken by the Administrative Agent to release any such Lien in compliance with the provisions of this Agreement or any other Loan Document, (3) the Administrative Agent's failure to properly file (x) Uniform Commercial Code financing statements or comparable filings delivered to it for filing under the Collateral Documents or (y) Uniform Commercial Code continuation statements or comparable filings necessary to maintain perfection or (4) the failure of the Administrative Agent to maintain possession of certificates representing securities pledged and delivered to it under the Pledge Agreement, and any such failure is not cured by a substitute filing or delivery of substitute Collateral within ten (10) days after notice from the Administrative Agent to Borrower, or (B) Borrower or any applicable Subsidiary shall assert that any Lien purported to be created by any Collateral Document is not a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) Lien in the Property covered thereby and Borrower or such Subsidiary fails to execute and deliver such documents and/or take such action to remedy the circumstance giving rise to such assertion within ten (10) days of the making of such assertion; or

        (iii) any Party denies in writing that it has any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind the same, or, in the case of a Party to (or the beneficiary of) any Subordination Agreement, asserts in writing that such Permitted Subordinated Indebtedness is not subordinated to the Obligations in accordance with its terms and Borrower or the applicable Subsidiary of Borrower does not, within five (5) days following receipt of notice of such assertion, deny in writing such assertion and at all times after such assertion contest any attempt by such holder to take action based on such assertion.

      (c) Subsection (k) is amended and restated to read in full as follows:

        (k) The occurrence of a "Default" (as such term is or may hereafter be specifically defined in any Leasehold Mortgage) or "Event of Default" (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document, provided, however, that with respect to the Leasehold Mortgages only, no Event of Default shall occur hereunder as a result of any Default under one or more Leasehold Mortgages so long as, at any date of determination, no Default shall have occurred and remain in effect with respect to Leasehold Mortgages encumbering Stores generating not less than forty-four percent (44%) of the Net Sales of Borrower and its Subsidiaries (excluding Exempt Subsidiaries) during the three (3) Fiscal Month period immediately preceding such date of determination; or

      (d) Existing subsection (m) specifying that an Event of Default shall in certain circumstances arise as a result of a Material Adverse Effect is deleted.

    41.  Section 11.3—Costs and Expenses.  Section 11.3 is amended and restated to read in full as follows:

      11.3 Costs and Expenses. Borrower agrees to pay within seven (7) Banking Days after demand, accompanied by an invoice therefor, all reasonable, out-of-pocket expenses (except in the case of the Administrative Agent's allocated in-house counsel costs described below, which shall not be required to be "out-of-pocket") of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent (including reasonable allocated costs of in-house counsel employed by the Administrative Agent) and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with

        (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby (or thereby) are consummated;

        (b) the filing, recording, refiling or rerecording of any Loan Document or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or the terms of any Loan Document;

        (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document; and

        (d) the preparation of any information or response required with respect to any investigative request or inquiry, approval, findings of suitability or any other response or communication involving a Governmental Agency arising out of this Agreement, any other Loan Document or any Obligation evidenced and secured by the Loan Documents or the participation in any public or investigatory hearing or meeting.

  Borrower further agrees to pay, and to save the Administrative Agent, the Issuing Lender and the Lenders harmless from all liability for, any stamp and similar taxes that may be payable in connection with the execution or delivery of this Agreement, the credit extensions made hereunder, or the issuance of the Notes, the Letters of Credit or any other Loan Document. Borrower also agrees to reimburse the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, the Issuing Lender and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses of counsel and fees and expenses of consultants to the Administrative Agent, the Issuing Lender and the Lenders incurred by the Administrative Agent, the Issuing Lender or such Lenders in connection with (i) the negotiation of any restructuring or "work-out" with Borrower whether or not consummated, of any Obligations (provided that Borrower's reimbursement obligations for legal fees and expenses in connection with the restructure evidenced by the First Amendment shall be limited to the reasonable attorneys' fees and legal expenses of outside counsel to, and reasonable allocated costs of in-house counsel for, the Administrative Agent only), (ii) the enforcement or attempted enforcement of any Obligations and any matter related thereto and (c) any bankruptcy of Borrower or any of its Subsidiaries. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the seventh Banking Day following the date of demand, if not then paid, for payment at the Default Rate.

    42.  Section 11.26—Engagement of Financial Consultant/Advisor.  The following new Section 11.26 is added to the Credit Agreement:

      11.26  Engagement of Financial Consultant/Advisor. Without limitation on any other similar rights of the Administrative Agent and the Lenders in this Agreement, upon the occurrence of any Event of Default after the Restructure Date, the Administrative Agent (on behalf of the Lenders), acting at the direction of the Requisite Lenders, shall have the right, but not the obligation, to engage, at Borrower's expense, a third-party consultant/advisor for the purpose of, among other things, (a) monitoring, evaluating and advising the Administrative Agent and the Lenders with respect to Borrower's and its Subsidiaries' operations, accounting systems and financial information provided to the Lenders and (b) conducting periodic inspections of the assets of Borrower and its Subsidiaries and audits of Borrower's and its Subsidiaries' books and records. In the event the Administrative Agent intends to engage such a consultant/advisor, the Administrative Agent shall provide to Borrower a list containing not less than three such consultants/advisors from which Borrower shall have the right to choose the consultant/advisor to be so engaged and in connection with making such choice, Borrower shall be permitted to contact each such consultant/advisor to obtain the qualifications, affiliations and proposed fees of such consultant/advisor. Borrower shall, and shall cause each of its Subsidiaries, to cooperate in all reasonable respects with any such consultant/advisor (and its agents) in order to accomplish the aforementioned purposes. Such cooperation shall include, without limitation, providing access to any and all books and records, accounting personnel, auditors (both internal and external) and property locations, in each case, of Borrower and each of its Subsidiaries.

    43.  Section 11.27—Release of Collateral.  The following new Section 11.27 is added to the Credit Agreement:

      11.27  Release of Collateral. Without limiting the provisions of any other Loan Document, upon any sale or other transfer by Borrower or any applicable Subsidiary of any Collateral that is permitted under the Loan Documents to any Person that is not (and following such sale or transfer will not, pursuant to the Loan Documents, be required to be) a Party to any Collateral Document, or, upon the effectiveness of any written consent to the release of the Lien granted pursuant to any applicable Collateral Document pursuant to Section 11.2, the Administrative Agent shall promptly execute and deliver to Borrower or such Subsidiary, at Borrower's or such Subsidiary's expense, all documents that Borrower or such Subsidiary shall reasonably request to terminate, release or reconvey such Lien. Any execution and delivery of documents pursuant to this Section 11.27 shall be without recourse to or warranty by the Administrative Agent.

    44.  Exhibit B.  Exhibit B to the Credit Agreement is replaced in its entirety by Exhibit B attached hereto as Annex 2.

    45.  Exhibit G.  Exhibit G to the Credit Agreement is deleted in its entirety.

    46.  Exhibit H.  Exhibit H to the Credit Agreement is replaced in its entirety by Exhibit H attached hereto as Annex 3.

    47.  Exhibit I.  Exhibit I to the Credit Agreement is replaced in its entirety by Exhibit I attached hereto as Annex 4.

    48.  Exhibits K, L and M.  The forms of Leasehold Mortgage, Pledge Agreement and Security Agreement attached to this Amendment as Annexes 5, 6 and 7, respectively, are added to the Credit Agreement as Exhibits K, L and M, respectively.

    49.  Schedule 1.1.  Schedule 1.1 (Lender Commitments) is replaced in its entirety by Schedule 1.1 attached hereto as Annex 8.

    50.  Schedule 4.4.  Schedule 4.4 (Subsidiaries) is replaced in its entirety by Schedule 4.4 attached hereto as Annex 9.

    51.  Schedule 4.7.  Schedule 4.7 (Existing Liens and Rights of Others) is replaced in its entirety by Schedule 4.7 attached hereto as Annex 10.

    52.  Schedule 4.7A.  Schedule 4.7A (Location of Property; Accounts) attached hereto as Annex 11, is added to the Credit Agreement immediately after Schedule 4.7.

    53.  Schedule 4.8.  Schedule 4.8 (Intangible Assets; Restrictions on Use) attached hereto as Annex 12, is added to the Credit Agreement immediately after Schedule 4.7A.

    54.  Schedule 4.10.  Schedule 4.10 (Material Litigation) is replaced in its entirety by Schedule 4.10 attached hereto as Annex 13.

    55.  Schedule 6.15.  Schedule 6.15 (Existing Investments) is replaced in its entirety by Schedule 6.15 attached hereto as Annex 14.

    56.  Schedule 6.19.  Schedule 6.19 (Locations of Chief Executive Offices and Assets) attached hereto as Annex 15, is added to the Credit Agreement immediately after Schedule 6.15.

    57.  Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon the satisfaction of the following conditions precedent:

      (a) Receipt by the Administrative Agent of all of the following, each properly executed by an authorized officer of each party thereto and dated as of the date hereof and each in form and substance satisfactory to the Administrative Agent:

        (i)  Counterparts of this Amendment executed by all parties hereto;

        (ii) Written consent of the Subsidiary Guarantors in the form of Exhibit A to this Amendment;

        (iii) the Security Agreement executed by Borrower and its Subsidiaries (other than Exempt Subsidiaries);

        (iv) the Pledge Agreement executed by Borrower and Wild Oats Financial, Inc.;

        (v) the Pledged Collateral, together with executed undated stock powers (or the equivalent) relating thereto, endorsed in blank;

        (vi) such financing statements on Form UCC-1 executed by Borrower and its Subsidiaries (other than Exempt Subsidiaries) with respect to the Collateral Documents as the Administrative Agent may reasonably request;

        (vii) to the extent the form thereof shall have been provided to Borrower by the Administrative Agent, a Leasehold Mortgage executed by Borrower or any applicable Subsidiary with respect to any of the real Property locations identified on Annex 16 attached hereto as the "Restructure Date Leasehold Mortgage Locations", in each case, appropriately notarized and otherwise in form suitable for recordation with the appropriate Governmental Agency;

        (viii)  Landlord Consents pertaining to each of the real Property locations identified on Annex 16 attached hereto as the "Restructure Date Leasehold Mortgage Locations" from the owners/lessors of such real Property locations;

        (ix) a general release executed by each of Borrower's Subsidiaries in form substantially similar to the provisions of Section 59 hereof;

        (x) with respect to Borrower and each of its Subsidiaries (other than Exempt Subsidiaries), such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and such Subsidiaries, their qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform the Loan Documents to which they are a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing, certificates of corporate resolutions, incumbency certificates, and the like;

        (xi) evidence of the insurance policies required by Section 5.4 (as amended hereby), together with such endorsements as are necessary to show the Administrative Agent as sole loss payee and an additional insured, as applicable, thereunder;

        (xii) Certificate signed by a Responsible Official of Borrower certifying that attached thereto is a true and correct copy of each of the Gilliland/Cook Loan Documents;

        (xiii)  written legal opinions of (A) Freya Brier, general counsel to Borrower, and (B) Holme Roberts & Owen LLP, special counsel to Borrower, substantially in the forms of Annex 17 and Annex 18 hereto, respectively, together with copies of all factual certificates and legal opinions, if any, delivered to either such counsel in connection with either such opinion upon which either such counsel has relied; and

        (xiv)  such other assurances, certificates, documents or consents as the Administrative Agent or the Requisite Lenders reasonably may require, as may be notified to Borrower at least two (2) Banking Days prior to the Restructure Date.

      (b) Receipt by the Administrative Agent, for the ratable accounts of the Lenders party to the Credit Agreement on the Restructure Date pro rata according to their Pro Rata Share of the Commitments, of a restructure/amendment fee in the amount of $625,000. The foregoing fee paid to each Lender is solely for its account and is non-refundable.

      (c) Borrower shall have paid to the Administrative Agent the agency fees payable pursuant to Section 3.4 (as amended hereby).

      (d) Borrower shall have paid to the Administrative Agent, for the accounts of the Administrative Agent and the Lenders, as applicable, an amount necessary to reimburse the Administrative Agent and the Lenders for all legal fees (including reasonable outside counsel fees and the reasonably allocated costs of in-house counsel for the Administrative Agent) incurred in connection with the restructure of the credit facilities provided to Borrower pursuant to the Credit Agreement in the amount invoiced to Borrower on or before the Restructure Date.

    58.  Certain Waivers by Lenders.  Upon satisfaction of the conditions precedent set forth in Section 57 of this Amendment, the Lenders will be deemed to have waived (a) all rights to withhold future funding of Advances pursuant to Section 8.2(b) based on the position that the restructuring charges taken by Borrower in Fiscal Year 2000 and in the first two Fiscal Quarters of 2001 constituted a Material Adverse Effect, (b) any and all "Existing Defaults" and (c) any other Events of Default that may have occurred prior to the Restructure Date which are of a non-material nature and which could not reasonably be expected to have been known to Borrower after the exercise of reasonable inquiry and diligence. As used herein, the term "Existing Defaults" shall mean the events and/or circumstances specified in Section A of Annex 19 hereto (whether such events and/or circumstances actually constituted a Default or Event of Default).

    59.  General Release.  In consideration of the Lenders' consent to this Amendment and of the benefits provided to Borrower under the terms and provisions hereof, Borrower hereby agrees as follows ("General Release"):

      (a) Borrower, for itself and on behalf of its successors and assigns, does hereby release, acquit and forever discharge each of the Lenders, the Issuing Lender and the Administrative Agent, including without limitation, all of their respective predecessors in interest, and all of the Lenders', the Issuing Lender's and the Administrative Agent's past and present officers, directors, attorneys, affiliates, (each, a "Releasee" and collectively, the "Releasees"), of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that Borrower now has or may acquire as of the later of (i) the date that this Amendment becomes effective through the satisfaction (or waiver by the Lenders) of all conditions to this Amendment or (ii) the date that Borrower has executed and delivered this Amendment to the Administrative Agent (hereafter, the "Release Date"), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by the Lenders, or any of the Lenders' predecessors in interest, to Borrower and any agreements, notes or documents of any kind related thereto, or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

      (b) Borrower hereby acknowledges, represents and warrants to the Lenders, the Issuing Lender and the Administrative Agent that it agrees to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of the Lenders, the Issuing Lender and the Administrative Agent and the other Releasees, and Borrower hereby waives and releases all rights and benefits which it might otherwise have under any State or local Laws with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

      (c) Each Person signing this Amendment on behalf of Borrower acknowledges that he or she has read each of the provisions of this General Release. Each such Person fully understands that this General Release has important legal consequences and each such Person realizes that he/she is releasing any and all Released Claims that Borrower may have as of the Release Date as set forth above. Borrower hereby acknowledges that it has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.

      (d) Borrower hereby specifically acknowledges and agrees that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of any Lender, the Issuing Lender, the Administrative Agent, or any of the other Releasees; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower to the provisions of applicable Law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

    60.  Representations and Warranties.  Borrower makes the following representations and warranties to the Administrative Agent and each Lender as of the date hereof, which representations and warranties shall survive the execution, termination or expiration of this Amendment and shall continue in full force and effect until the full and final satisfaction and discharge of all Obligations:

      (a) Reaffirmation of Prior Representations and Warranties. Except to the extent set forth in Section B of Annex 19 hereto, Borrower hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by Borrower in the Credit Agreement and the other Loan Documents, except (i) to the extent such representations and warranties specifically relate to an earlier date, in which event such representations and warranties were true as of such earlier date, and (ii) to the extent such representations and warranties are amended by this Amendment, in which case Borrower makes each of such amended representations and warranties as of the date hereof.

      (b) No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and remains continuing under any of the Loan Documents.

      (c) Subsidiary Guarantors; Exempt Subsidiaries. All Subsidiaries of Borrower in existence as of the date hereof (other than Exempt Subsidiaries) are parties to the Subsidiary Guaranty. As of the date hereof, Wild Oats of Massachusetts, Inc., Wild Oats Markets Canada, Inc. and Alfalfa's Canada, Inc. are the only Exempt Subsidiaries.

      (d) Landlord Consents. As of the Restructure Date, Borrower has delivered (or caused to be delivered) to the Administrative Agent Landlord Consents pertaining to leasehold interests in Restructure Date Stores that have generated not less than forty percent (40%) of the revenue of Borrower and its Subsidiaries (excluding Exempt Subsidiaries) during the three (3) Fiscal Months immediately preceding the Restructure Date.

    61.  Confirmation.  In all other respects, the terms of the Credit Agreement and the other Loan Documents are hereby confirmed.

    62.  Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the Laws of Colorado applicable to contracts made and performed in Colorado.

[signature pages follow]

    IN WITNESS WHEREOF, Borrower, the Administrative Agent and the Lenders have executed this Amendment as of October 17, 2001 by their duly authorized representatives.

WILD OATS MARKETS, INC.
By:

[Printed Name and Title]
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender
By:

[Printed Name and Title]
BANK ONE, NA, as a Lender
By:

[Printed Name and Title]
COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as a Lender
By:

[Printed Name and Title]
By:

[Printed Name and Title]
HARRIS TRUST & SAVINGS BANK, as a Lender
By:

[Printed Name and Title]
KEYBANK NATIONAL ASSOCIATION, as a Lender
By:

[Printed Name and Title]
U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:

[Printed Name and Title]

Exhibit A to Amendment

CONSENT OF SUBSIDIARY GUARANTORS

    Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of August 1, 2000 among Wild Oats Markets, Inc. ("Borrower"), the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as heretofore amended, the "Credit Agreement").

    Each of the undersigned Subsidiary Guarantors hereby consents to Amendment No. 1 to Amended and Restated Credit Agreement in the form executed by Borrower, consents to the release of Wild Oats Markets Canada, Inc. and Alfalfa's Canada, Inc. from any and all obligations under the Subsidiary Guaranty, and confirms that the Subsidiary Guaranty to which it is a party remains in full force and effect.

Dated: As of October 17, 2001

"Subsidiary Guarantors"
WILD MARKS, INC.	SPARKY, INC.
By:	By:

[Printed Name and Title]		[Printed Name and Title]
WILD OATS FINANCIAL, INC.	WILD OATS OF TEXAS, INC.
By:	By:

[Printed Name and Title]		[Printed Name and Title]

INDEX OF ANNEXES
TO AMENDMENT NO. 1

Annex	Description
1	Standard Trade Terms
2	Revised Exhibit B (Compliance Certificate)
3	Revised Exhibit H (Request for Letter of Credit)
4	Revised Exhibit I (Request for Loan)
5	New Exhibit K (Leasehold Mortgage)
6	New Exhibit L (Pledge Agreement)
7	New Exhibit M (Security Agreement)
8	Revised Schedule 1.1
9	Revised Schedule 4.4
10	Revised Schedule 4.7
11	New Schedule 4.7A
12	New Schedule 4.8
13	Revised Schedule 4.10
14	Revised Schedule 6.15
15	New Schedule 6.19
16	Restructure Date Leasehold Mortgage Locations; Restructure Date New Leases
17	Legal Opinion—Freya Brier
18	Legal Opinion—Holme Roberts & Owen LLP
19	Existing Defaults; Exceptions to Representations and Warranties

QuickLinks

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT
Exhibit A to Amendment CONSENT OF SUBSIDIARY GUARANTORS
INDEX OF ANNEXES TO AMENDMENT NO. 1